[FULBRIGHT & JAWORSKI LETTERHEAD]



                                                              June 28, 1996

Cardiopulmonary Corp.
200 Cascade Boulevard
Milford, Connecticut 06460

Ladies and Gentlemen:

     We refer to the Registration Statement and Amendment No. 1 thereto on Form S-1, No. 333-04315 (the "Registration Statement"), filed by Cardiopulmonary Corp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 2,000,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), to be sold by the Company and up to an additional 300,000 shares of Common Stock to cover over-allotments.

     As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the shares of Common Stock to be sold by the Company have been duly and validly authorized, and, when sold in the manner contemplated by the underwriting agreement (the "Underwriting Agreement") filed as an exhibit to the Registration Statement, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, such shares will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                                   Very truly yours,


                                                   FULBRIGHT & JAWORSKI L.L.P.